Freeport-McMoRan Announces
PT-FI Divestment Agreement with PT Inalum

PHOENIX, AZ, September 28, 2018 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has entered into a Divestment Agreement on previously agreed economic terms with the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) (Inalum) in connection with Inalum’s acquisition of shares of PT Freeport Indonesia (PT-FI).
As previously reported, Inalum will acquire for cash consideration of $3.85 billion all of Rio Tinto's interests associated with its Joint Venture with PT-FI (Joint Venture), and 100 percent of FCX's interests in PT Indocopper Investama (PT-II), which owns 9.36 percent of PT-FI.
Under the terms of the Divestment Agreement, the Rio Tinto interests will be merged into PT-FI concurrent with Inalum’s acquisition in exchange for a 40 percent share ownership in PT-FI.  The arrangements provide for FCX and existing PT-FI shareholders to retain the economics of the revenue and cost sharing arrangements under the Joint Venture. Following completion of the transactions, PT-FI will have an expanded asset base to include the Rio Tinto interests and Inalum's share ownership will be 51.2 percent of PT-FI (subject to a dividend assignment mechanism to replicate the Joint Venture economics), and FCX's ownership will be 48.8 percent.
Richard C. Adkerson, Vice Chairman of the Board, President and Chief Executive Officer, said, "We are pleased to announce definitive agreements for Inalum’s acquisition of shares in PT Freeport Indonesia.  This step marks another significant milestone toward establishing a new long-term partnership with the Republic of Indonesia to provide long-term stability for PT Freeport Indonesia's operations.  We look forward to a mutually positive and beneficial partnership with Inalum that will continue to provide substantial benefits to the people of Papua; the Republic of Indonesia; and to local employees, suppliers and contractors while generating attractive returns for our shareholders."
At closing, Rio Tinto will receive $3.5 billion, and FCX will receive $350 million, in cash proceeds.
Following completion of the transaction, FCX expects its share of future cash flows of the expanded PT-FI asset base, combined with the cash proceeds received in the transaction, to be comparable to its existing share of future cash flows under the current Joint Venture arrangements.  FCX will continue to manage the operations of PT-FI.
The transaction, which is expected to close by the first quarter of 2019, is subject to certain conditions including, the extension and stability of PT-FI's long-term mining rights through 2041 in a form acceptable to FCX and Inalum, resolution of environmental regulatory matters satisfactory to the Indonesian government, FCX and Inalum, various other Indonesian regulatory actions and approvals, and customary approvals from international competition authorities.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer.

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FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX’s website at “fcx.com.”
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts such as expectations related to the pending transaction, including, but not limited to, FCX’s share of future cash flows of the expanded PT-FI asset base, replication of economics of the revenue and cost sharing arrangements under the Joint Venture pursuant to a dividend assignment mechanism, FCX’s continued management of PT-FI’s operations, and the expected timing of completion of the transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the outcome of the negotiation and documentation of definitive agreements providing for the extension and stability of PT-FI's long-term mining rights through 2041 in a form acceptable to FCX and Inalum, the Indonesian government’s issuance of an IUPK to replace PT-FI’s Contract of Work, assurances or approval by Indonesian tax authorities with respect to the pending transaction, including confirmation of the withholding tax treatment, satisfactory to FCX and Inalum, resolution of environmental regulatory matters, including amendments to the decrees imposing unattainable environmental standards on PT-FI, pending before Indonesia’s Ministry of Environment and Forestry satisfactory to the Indonesian government, FCX and Inalum, various other Indonesian regulatory actions and approvals, obtaining customary approvals from international competition authorities, obtaining an extension of PT-FI’s temporary IUPK after September 30, 2018, and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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